REVOLVING PROMISSORY NOTE

$10,000,000.00	January 14, 2011
Houston, Texas

FOR VALUE RECEIVED, the undersigned promise(s) to pay to the order of Main Street Capital Corporation, a Maryland corporation ("Lender"), the principal sum of Ten Million and No/100 Dollars ($10,000,000.00) with interest on the disbursed and unpaid principal balance from the date of disbursement, until paid, at the rate of interest hereinafter specified.  Said interest shall be payable on the 1st day of each successive month following the calendar month for which such interest accrues commencing on February 1, 2011, with the final payment of interest being due and payable on the same date that the principal balance is due hereunder.  The principal amount owed hereunder, together with any accrued interest thereon, shall be due and payable January 14, 2013 (“Maturity Date”).  Borrowers shall execute and deliver on the date hereof an Authorization Agreement for Pre Authorized Payments (Debit) executed by the undersigned in favor of Lender and shall make, or cause to be made, all payments of principal and interest when due by ACH transfer or automatic debit from the undersigned’s accounts into Lender’s accounts at Amegy Bank or such other accounts as the undersigned and Lender may agree in writing. All payments hereon shall be applied to principal, accrued interest and charges and expenses owing on or in connection with this Note, in such order as the holder hereof elects.

This Promissory Note shall constitute a revolving line-of-credit promissory note and the principal amount hereof may be paid and reborrowed hereunder by the undersigned from time to time up to the said principal amount pursuant to a Loan And Security Agreement (“Loan Agreement”) between the undersigned and Lender of even date herewith, subject to the repayment terms hereof and provided that there is no Event of Default hereunder nor any event which, with the giving of notice and lapse of time, or both, would constitute an Event of Default hereunder.

Subject to the limitations hereinafter set forth, the disbursed and unpaid principal balance of the indebtedness evidenced hereby shall bear interest at a rate per annum which shall be equal to a variable rate per annum ("Variable Rate") based on a three hundred and sixty (360) day year which shall be equal to the lesser of (i) the maximum rate of interest ("Maximum Rate") which Lender may lawfully charge, or (ii) a rate which is 350 basis points per annum higher than the LIBOR Rate (as hereinafter defined), adjusted and determined as of the opening of business on January 14, 2011 (the "Initial Pricing Date") and on the 1st day of each calendar month thereafter (each the "Interest Rate Change Date").  The LIBOR Rate shall mean the rate that appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, two (2) Business Days prior to the first day of such interest period.  Each change in the Variable Rate which results from a change in the LIBOR Rate shall become effective, without notice to the undersigned, on each Interest Rate Change Date following any change in the LIBOR Rate.  In the event that at any time prior to maturity the rate of interest specified in clause (ii) above (determined as of the dates when changes become effective above) shall exceed the Maximum Rate, Lender may, at its option and without notice to the undersigned, charge interest at the Maximum Rate for the period of time during which said rate of interest specified in clause (ii) above exceeds the Maximum Rate and all unpaid interest then accrued at said Maximum Rate shall be due and payable ten (10) days following the date upon which Lender notifies the undersigned of the amount of such accrued but unpaid interest.

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The occurrence of any one or more of the following shall constitute an "Event of Default" hereunder:

(a)           If the undersigned shall fail to pay any installment or payment of principal or interest when due, as specified above;

(b)           If the undersigned shall otherwise default hereunder or under the Loan Agreement;

Should any Event of Default occur, the unpaid principal balance and all accrued interest owed under this Note shall, at the option of Lender, immediately become due and payable without presentment, demand, protest, or notice of any kind, all of which the undersigned waives, and Lender shall have the rights and privileges provided hereunder or under any other document executed with respect to any collateral security for this Note.  In the event of the occurrence of any Event of Default, then in such event and from the date of the occurrence of such Event of Default, the principal balance of the indebtedness hereunder, notwithstanding any other provisions herein to the contrary, shall bear interest at a rate equal to an annual rate (the “Default Rate”) equal to the lesser of (1) the rate that is three percent (3.00%) in excess of the Variable Rate, as it varies from time to time, or (2) the Maximum Rate.  The undersigned shall pay the holder hereof, upon demand, all expenses and costs, including, but not being limited to, reasonable attorneys' fees, that the holder hereof incurs (i) in collecting or attempting to collect the indebtedness evidenced by this Promissory Note, (ii) in enforcing any deed of trust, mortgage, assignment of rents and leases, security agreement or other collateral that secures this Promissory Note or any guaranty thereof (herein together "Security Documents"), (iii) in protecting the collateral encumbered by the Security Documents, (iv) in defending or asserting the holder's rights in said collateral, and/or (v) with regard to any bankruptcy, reorganization or insolvency proceeding involving this Promissory Note, the Security Documents or said collateral.

The undersigned shall pay to the payee hereof a late charge of the lesser of (i) the five percent (5%) of any monthly payment hereunder which is not received by the payee hereof within two (2) days of when said payment is due hereunder or (ii) any lesser maximum amount permitted under applicable law.  No late charge, however, shall be imposed on any payment made on time and in full solely by reason of any previously accrued and unpaid late charge.  The parties agree that said late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that the Lender will incur by reason of the late payment.  The parties further agree that proof of actual damages would be difficult.  Acceptance of any late charge shall not constitute a waiver of any default with respect to any overdue payment and shall not prevent the Lender from exercising any other rights and remedies available to the Lender.

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This Promissory Note and any and all terms and provisions hereof, including, but not limited to, those pertaining to the amount, maturity date, and manner of payment of the principal hereof and the interest hereon, may be modified and amended at any time by mutual written agreement of, and only by mutual written agreement of, the undersigned and the holder hereof.

The failure of the holder hereof to exercise any option to accelerate the indebtedness evidenced hereby in the event of the occurrence of an Event of Default as above provided or any forbearance, indulgence, or other delay by such holder in the exercise of any such option, shall not constitute a waiver of the right to exercise such option prior to the curing of any such Event of Default or in the event of any subsequent Event of Default, whether similar or dissimilar to any prior default.

The undersigned may pay the principal amount outstanding hereunder, or any portion thereof in minimum increments of $100,000 each, together with all accrued interest hereunder, at any time without penalty.

Presentment for payment, demand, protest, notice of protest, notice of nonpayment, notice of dishonor and any and all other notices and demands whatsoever are hereby waived by all makers, sureties, guarantors and endorsers hereof, each of whom agree to remain bound until the principal and interest on this Note are paid in full.  This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers hereof, and shall be binding upon them and their heirs, personal representatives, successors and assigns.

Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or the undersigned against the other.

It is the intention of Lender and the undersigned to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall Lender ever be entitled to receive, collect or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which Lender may lawfully charge under applicable statutes and laws from time to time in effect.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest contract rate permitted by applicable law from time to time in effect, the undersigned hereof and Lender shall, to the maximum extent permitted under applicable law, characterize the non-principal payment as a reasonable loan charge, rather than as interest.  Any provision hereof, or of any other agreement between Lender and the undersigned, that operates to bind, obligate or compel the undersigned to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only.  The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between Lender and the undersigned that is in conflict with the provisions of this paragraph.
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This Note shall be governed and construed according to the statutes and laws of the State of Texas from time to time in effect, except to the extent that applicable federal statutes may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time, shall govern and control the maximum rate of interest permitted to be charged hereunder, it being intended that, as to the maximum rate of interest which may be charged, received and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the undersigned be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

Business Development Corporation of America,
a Maryland corporation

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Chief Executive Officer

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